Exhibit (d)(21)

                                 ALLEGIANT FUNDS
                FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         This FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (the "First Amendment") dated as of September 28, 2005, by and between ALLEGIANT FUNDS, a Massachusetts business trust, located in King of Prussia, Pennsylvania (the "Trust") and ALLEGIANT ASSET MANAGEMENT COMPANY, located in Cleveland, Ohio (the "Advisor").

         The parties hereby agree that in the Advisory Agreement dated April 2, 2004, with respect to the Trust's Small Cap Core Fund (the "Investment Advisory Agreement"):

         1. NAMES OF THE PARTIES. All references to Armada Funds and National City Investment Management Company in the Investment Advisory Agreement shall be deemed to refer to Allegiant Funds and Allegiant Asset Management Company, respectively.

         2. COMPENSATION. Section 8 of the Investment Advisory Agreement is amended and restated in its entirety to read as follows:

         "8. COMPENSATION. For the services provided to the Fund and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Fund and the Adviser will accept as full compensation therefor fees, computed daily and paid monthly, at annual rates based on the average daily net assets of the Fund as follows:

                  1.00% - $0 to less than $500 million
                  0.95% - $500 million to less than $1 billion
                  0.90% - $1 billion and over."

         3. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

         4. MISCELLANEOUS. Except to the extent expressly amended by this First Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by this First Amendment. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                     ALLEGIANT FUNDS


                                     BY:  /s/ Herbert R. Martens, Jr.
                                          ---------------------------
                                          Title: President and Chief Executive
                                                 Officer


                                     ALLEGIANT ASSET
                                     MANAGEMENT COMPANY


                                     BY: /s/ Joseph C. Penko
                                         -------------------
                                         Title: Managing Director